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                                                                      EXHIBIT 11



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)

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                                                            Quarter Ended             Six Months Ended
                                                     ---------------------------  ---------------------------
                                                      December 30,  December 31,  December 30,   December 31,
                                                          2001          2000          2001           2000
                                                     -------------  ------------  ------------   ------------
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COMPUTATIONS FOR STATEMENTS OF INCOME

Basic earnings per share of common stock:

Net income (loss)                                       $  2,379      $ 19,928      $(15,045)      $ 13,624
                                                        ========      ========      ========       ========

Average shares of common stock outstanding                21,603        21,598        21,602         21,602
                                                        ========      ========      ========       ========

Basic earnings per share of common stock                $   0.11      $   0.92      $  (0.70)      $   0.63
                                                        ========      ========      ========       ========


Diluted earnings per share of common stock:

Net income (loss)                                       $  2,379      $ 19,928      $(15,045)      $ 13,624

Adjustment to net income to add after-tax interest
expense on convertible notes                               1,138             0         2,275              0
                                                        --------      --------      --------       --------

Adjusted net income                                     $  3,517      $ 19,928      $(12,770)      $ 13,624
                                                        ========      ========      ========       ========

Average shares of common stock outstanding                21,603        21,598        21,602         21,602

Incremental common shares applicable to
common stock options based on the common
stock average market price during the period                   8             9             9             11

Incremental common shares applicable to
restricted common stock based on the common
stock average market price during the period                   5             2             4              4

Incremental common shares applicable to
convertible notes based on the conversion
provisions of the convertible notes                           --            --            --             --
                                                        --------      --------      --------       --------

Average common shares assuming dilution                   21,616        21,609        21,615         21,617
                                                        ========      ========      ========       ========

Fully diluted earnings per average share of
common stock, assuming conversion of all
applicable securities                                   $   0.11      $   0.92      $  (0.70)      $   0.63
                                                        ========      ========      ========       ========

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